Exhibit 3.3

KADMON HOLDINGS, INC.

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

5% Convertible Preferred Stock

(Par Value $0.001 Per Share)

Kadmon Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation (as amended from time to time in accordance with Section 7(b) hereof, the “Certificate of Incorporation”) which authorizes the issuance, by the Corporation, in one or more series of preferred stock, par value $0.001 per share (the “Preferred Stock”), and in accordance with the provisions of Section 151 of the General Corporation Law, the Board of Directors on June 27, 2016 duly adopted the following resolutions:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of Article IV Section 2 of the Certificate of Incorporation of the Corporation and in accordance with the provisions of Section 151 of the General Corporation Law, the Board of Directors hereby creates and provides for the issue of a series of Preferred Stock, herein designated as the 5% Convertible Preferred Stock, which shall consist initially of 10,000,000 shares of Preferred Stock (subject to increase or decrease as described herein in accordance with Section 151(g) of the General Corporation Law), and the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to any powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all series) are hereby fixed as follows (certain terms used herein being defined in Section 2) hereof:

1.                                      General.

(a)                                 The shares of such series shall be designated the 5% Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”).

(b)                                 Each Preferred Share shall be identical in all respects with the other Preferred Shares.

(c)                                  The number of Preferred Shares shall initially be 10,000,000, which number may from time to time be increased (but not above the total number of authorized shares of Preferred Stock and subject to Section 7(b)(i)) or decreased (but not below the number of Preferred Shares then outstanding) by resolution of the Board of Directors. Preferred Shares that have been issued and reacquired in any manner by the Corporation, including in connection with a conversion into Common Shares, shall be cancelled and shall revert to authorized but unissued Preferred Stock, undesignated as to class or series.

(d)                                 No fractional Preferred Shares shall be issued.

2.                                      Certain Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to any such Hedging Agreement, (i) for any date on or after the date such Hedging Agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreement.

“Annual Dividend Rate” shall mean 5.00% per annum.

“Bankruptcy Event” shall mean either:

(a)                                 the Corporation or any Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law: (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) generally is not paying its debts as they become due; or

(b)                                 a court of competent jurisdiction enters an order or decree under any Bankruptcy Law, which remains unstayed and in effect for 60 consecutive days, that: (i) is for relief against the Corporation or any Significant Subsidiary in an involuntary case; (ii) appoints a custodian of the Corporation or for all or substantially all of the property of the Corporation or any Significant Subsidiary; or (iii) orders the liquidation of the Corporation or any Significant Subsidiary.

“Bankruptcy Law” shall mean Title 11 of the U.S. Code or any similar federal or state law for the relief of debtors.

“beneficial owner” shall have the meaning ascribed to such term in rule 13d-3 under the Exchange Act, and the term “beneficially owned” shall have meaning correlative thereto.

“Board of Directors” shall have the meaning set forth in the introductory paragraph of this Certificate of Designation.

“Business Day” shall mean any day other than Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of a partnership or limited liability company, units, partnership (whether general or limited) or membership interests, (iii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Certificate of Incorporation” shall have the meaning set forth in the introductory paragraph of this Certificate of Designation.

“Change of Control” shall be deemed to have occurred if any of the following occurs:

(a)                                 any “person” or “group” (within the meaning of rules 13d-3 and 13d-5 under the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of the Corporation’s Common Shares, voting or otherwise, representing 50% or more of the total voting power or economic interests of all outstanding classes of Common Shares, voting or otherwise, other than in a transaction approved by holders of a majority of the Voting Stock of the Corporation; or

(b)                                 the Corporation consolidates with, or merges with or into, another Person or the Corporation sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the Corporation’s assets, or any Person consolidates with, or merges with or into, the Corporation, in any such event other than pursuant to a transaction in which the persons that beneficially owned, directly or indirectly, the Corporation’s Common Shares, voting or otherwise, immediately prior to such transaction beneficially own, directly or indirectly, shares of the Corporation’s Capital Stock representing at least a majority of the total voting power and economic interests of all outstanding classes of Capital Stock of the continuing or surviving or transferee Person (or any parent thereof) immediately after giving effect to such transaction.

“Closing Price” means, for any date, the closing price per security for the securities in question for such date (or, if not a Trading Day, the nearest preceding date that is a Trading Day) on the primary Eligible Market or exchange or quotation system on which the securities in question are then listed or quoted.

“Common Shares” means shares of any Capital Stock of any class or series of the Corporation (including, on the Issue Date, the Common Stock) which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation.

“Common Share Events” shall have the meaning set forth in Section 6(e)(i).

“Common Stock” means the Common Stock, par value $0.001 per share, of the Corporation.

“Constituent Person” shall have the meaning set forth in Section 6(f).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Conversion Price” shall mean $9.60, as adjusted from time to time in accordance with the terms hereof.

“Convertible Credit Facility Agreement” shall mean the Third Amended and Restated Senior Secured Convertible Credit Agreement, dated as of August 28, 2015, by and among Kadmon Corporation, LLC, as borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto, and Macquarie US Trading LLC, as administrative agent.

“Corporation” shall have the meaning set forth in the introductory paragraph of this Certificate of Designation.

“Corporation Conversion Election Notice” shall have the meaning set forth in Section 6(b)(ii).

“Corporation Conversion Election Date” shall have the meaning set forth in Section 6(b)(ii).

“Current Market Price” shall mean, with respect to the Common Shares, on any date specified herein, the average of the Market Price during the period of the most recent ten (10) consecutive trading days ending on such date.

“Dividend Arrearage” shall have the meaning set forth in Section 3(a).

“Dividend Payment Date” shall mean June 30 of each year; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the first Business Day immediately following such Dividend Payment Date.

“Dividend Payment Record Date” shall have the meaning set forth in Section 3(a).

“Dividend Period” shall mean the period from the last Dividend Payment Date to but excluding the next Dividend Payment Date, provided that in the case of the first Dividend Period, the date of commencement shall be the Issue Date.

“Eligible Market” means any of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board.

“Exchange Act” means the Securities Exchange Act of 1934, and any successor statute thereto, in each case as amended from time to time.

“Exchange Agreement” means that certain Exchange Agreement, dated as of June 8, 2016 entered into among the Corporation, Kadmon Corporation, LLC and the lenders under the

Convertible Credit Facility Agreement pursuant to which Preferred Shares will be issued to such lenders, a copy of which will be provided to any stockholder of the Corporation upon request therefor.

“FINRA” shall mean Financial Industry Regulatory Authority, Inc.

“GAAP” shall mean generally accepted accounting principles, as in effect on the Issue Date.

“General Corporation Law” shall have the meaning set forth in the introductory paragraph of this Certificate of Designation.

“Hedging Agreement” shall mean any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“holder” of Preferred Shares shall mean the stockholder in whose name such Preferred Shares are registered in the stock books of the Corporation.

“Holder Conversion Election Date” shall have the meaning set forth in Section 6(c).

“Holder Conversion Election Notice” shall have the meaning set forth in Section 6(b)(i).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments representing extensions of credit, (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person (including all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business)), whether or not the obligations secured thereby have been assumed, (e) all guarantees by such Person of obligations of others of the type referred to in clauses (a), (b), (c) or (f) of this defined term, (f) all Capital Lease Obligations of such Person, (g) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock of such Person or any other Person or any warrants, rights or options to acquire such Capital Stock, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (i) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, in each case, if and to the extent that any of the foregoing indebtedness (other than under the Hedging Agreements) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness do not provide that such Person is liable therefor. Notwithstanding the foregoing, the following obligations of the Corporation and its Subsidiaries shall not constitute Indebtedness: (1) obligations under the warrants issued in connection with the Non-Convertible Credit Facility Agreement as in effect on the Issue Date, (2) any redemption, purchase or other acquisition of Capital Stock made for purposes of and in compliance with requirements of an employment agreement with, or employee incentive or benefit plan of, the Corporation or any Subsidiary, (3) any indebtedness or other obligations existing on the Issue Date, including, without limitation, under the Non-Convertible Credit Facility Agreement (after giving effect to the consummation of the transactions contemplated by the Exchange Agreement), that otherwise would constitute Indebtedness and (iv) any indebtedness or other obligations that extend the maturity of, refinance, replace, consolidate or otherwise restructure the indebtedness or other obligations under the Non-Convertible Credit Facility Agreement; provided that any such extension, refinancing, replacement, consolidation or restructuring shall not increase the principal amount due thereunder beyond the principal amount outstanding at such time.

“Issue Date” shall mean the first date on which any Preferred Shares are issued and sold.

“Junior Shares” shall have the meaning set forth in Section 8.

“Kadmon Corporation, LLC” shall mean Kadmon Corporation, LLC, a Delaware limited liability company and indirectly wholly-owned Subsidiary of the Corporation.

“Liquidation” shall mean (A) a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (B) a Change of Control, (C) a sale or transfer of all, or substantially all, of the Corporation’s consolidated assets other than to a wholly-owned Subsidiary of the Corporation), or (D) any other event of discharge, retirement or cancellation of the Preferred Shares, in each case in clause (D), that is not described in the foregoing clauses (A), (B), or (C) or a redemption pursuant to Section 5(a). Notwithstanding anything to the contrary, neither a Mandatory Conversion nor an Optional Conversion shall be considered a Liquidation.

“Mandatory Conversion” shall have the meaning set forth in Section 6(a)(ii).

“Mandatory Conversion Right” shall have the meaning set forth in Section 6(a)(ii).

“Mandatory Conversion VWAP Period” shall have the meaning set forth in Section 6(a)(ii).

“Market Price” shall mean, with respect to the Common Shares on any date, the last reported sales price, regular way on such day, or, in case no such sale takes place on such day,

the average of the closing bid and asked prices, regular way on such day, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Common Shares are not listed or admitted for trading on NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Shares are listed or admitted for trading or, if the Common Shares are not listed or admitted for trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if the Common Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker regularly making a market in the Common Shares selected for such purpose by the Board of Directors or, if there is no such professional market maker, such amount as an independent investment banking firm selected by the Board of Directors determines to be the value of a Common Share.

“Material Breach” shall mean a material breach of the Corporation’s obligations under the Exchange Agreement which has not been cured within 15 days after notice of such material breach is provided to the Corporation by any holder of Preferred Shares.  “Materially Breached” shall have a correlative meaning.

“NYSE” shall mean the New York Stock Exchange.

“Non-Convertible Credit Facility Agreement” means that certain Credit Agreement, dated as of August 28, 2015, as amended as of, and as in effect on, the Issue Date, among Kadmon Corporation, LLC, as borrower, the Guarantors from time to time party thereto, the lenders from time to time party thereto and Perceptive Credit Opportunities Fund, LP, as collateral representative.

“Non-Electing Share” shall have the meaning set forth in Section 6(f).

“Optional Conversion” shall have the meaning set forth in Section 6(a)(i).

“Optional Conversion Right” shall have the meaning set forth in Section 6(a)(i).

“Original Purchase Price” shall mean $1,000 per Preferred Share.

“Parity Shares” shall have the meaning set forth in Section 8.

“Person” shall mean any individual, firm, partnership, corporation, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Preferred Shares” shall have the meaning set forth in Section 1(a).

“Preferred Stock” shall have the meaning set forth in the introductory paragraph of this Certificate of Designation.

“Premium” shall have the meaning set forth in Section 4(a).

“Redemption Date” shall have the meaning set forth in Section 5(b).

“Redemption Event” shall have the meaning set forth in Section 5(a).

“Redemption Notice” shall have the meaning set forth in Section 5(b).

“Redemption Price” shall have the meaning set forth in Section 5(a).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Senior Shares” shall have the meaning set forth in Section 8.

“set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a dividend or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of shares of Capital Stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“Significant Subsidiary” means any Subsidiary of the Corporation that would be a “Significant Subsidiary” of the Corporation within the meaning of Rule 1-02(w) under Regulation S-X promulgated by the SEC.

“Stated Liquidation Preference Amount” shall mean, with respect to each Preferred Share, the sum of the Original Purchase Price plus any applicable Dividend Arrearages.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (excluding any class or classes of stock of such corporation that have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Corporation.

“Trading Day” shall mean any day on which the securities in question are traded on the NYSE or, if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted for trading.

“Trading Market” means whichever of the NYSE, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Shares are listed or quoted for trading on the date in question.

“Transaction” shall have the meaning set forth in Section 6(f).

“VWAP” means the dollar volume-weighted average price for the Common Shares on its Trading Market during the period beginning at 9:30:01 a.m., New York City time (or such other time as the Trading Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as the Trading Market publicly announces is the official close of trading), as reported by Bloomberg, L.P. through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time (or such other time as the Trading Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City Time (or such other time as the Trading Market publicly announces is the official close of trading), as reported by Bloomberg, L.P., or, if no dollar volume-weighted average price is reported for such security by Bloomberg, L.P. for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the VWAP cannot be calculated for the Common Shares on a particular date on any of the foregoing bases, the VWAP of the Common Shares shall be the fair market value of the Common Shares on such date as determined by the Board of Directors in good faith. The VWAP for a period longer than one Trading Day shall be the volume-weighted average VWAP for such period.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is that the time entitled to vote in the election of the board of directors (or equivalent governance body) of such Person.

3.                                      Dividends.

(a)                                 The holders of Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends per Preferred Share at a rate equal to the product of (x) the Annual Dividend Rate and (y) the Stated Liquidation Preference Amount. In addition, the holders of Preferred Shares shall be entitled to receive dividends paid or payable on the Common Shares from time to time, if any, whether paid or payable in cash, shares of Capital Stock of the Corporation (including, but not limited to, Common Shares), evidence of its Indebtedness, rights or warrants to subscribe for or purchase any of its securities or any other assets or property, with respect to the number of Common Shares, or portion thereof, into which each Preferred Share is then convertible at the Conversion Price. The amount referred to in the foregoing sentence with respect to each Dividend Period shall be determined as of the applicable Dividend Payment Record Date by multiplying the number of Common Shares, or portion thereof calculated to the fourth decimal point, into which a Preferred Share would be convertible at the opening of business on such Dividend Payment Record Date (based on the Conversion Price then in effect) by the dividend payable or paid for such Dividend Period in respect of a Common Share outstanding as of the record date for the payment of dividends on the Common Shares with respect to such Dividend Period or, if different, with respect to the most recent period for which dividends with respect to the Common Shares have been declared. All dividends payable under the first sentence of this Section 3(a) shall be cumulative from the Issue Date, whether or not in any Dividend Period or

Periods there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable, when, as and if authorized and declared, in arrears on Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Each such dividend shall be payable in arrears to the holders of record of the Preferred Shares, as they appear on the stock records of the Corporation at the close of business on each record date, which shall not be more than 30 days preceding the applicable Dividend Payment Date (the “Dividend Payment Record Date”), as shall be fixed by the Board of Directors.  Any Dividend Arrearages may be authorized and declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which shall not be more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors. Dividends on the Preferred Shares shall, at the Corporation’s option, on each Dividend Payment Date, either (i) be paid in cash on such Dividend Payment Date or (ii) added to the Stated Liquidation Preference Amount for the purposes of calculating dividends pursuant to this Section 3(a) (until such time as the Corporation declares and pays such dividend in full and in cash, at which time, such dividend shall no longer be part of the Stated Liquidation Preference Amount for the purposes of calculating dividends pursuant to this Section 3(a)) (any amount that has been added to the Stated Liquidation Preference Amount and not yet paid, a “Dividend Arrearage”).

(b)                                 The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Preferred Shares shall be computed on the basis of twelve 30-day months and a 360-day year.

(c)                                  All dividends paid with respect to Preferred Shares shall be paid pro rata.

(d)                                 So long as any Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be authorized and declared and paid or set apart for payment on any series or class or classes of Parity Shares for any period unless full cumulative dividends have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares for all Dividend Periods prior to the dividend payment date for such class or classes or series of Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon Preferred Shares and all dividends authorized and declared upon any other series or class or classes of Parity Shares shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Preferred Shares and such class or classes or series of Parity Shares.

(e)                                  So long as any Preferred Shares are outstanding, no dividends shall be authorized and declared and paid or set apart for payment and no other distribution shall be authorized and declared and made upon Junior Shares (other than dividends or other distributions paid solely in Junior Shares, or options, warrants or rights to subscribe for or purchase Junior Shares), nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any Subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Shares), unless in each case the full cumulative dividends on all outstanding Preferred Shares and any other Parity Shares shall have been paid or set apart for payment for all past Dividend Periods with respect to the Preferred Shares and all past dividend periods with respect to such Parity Shares.

(f)                                   In any case where any dividend payment date shall not be a Business Day, then (notwithstanding any other provision of this Certificate of Designations) payment of dividends need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the dividend payment date; provided, however, that no interest shall accrue on such amount of dividends for the period from and after such dividend payment date.

4.                                      Liquidation Preference.

(a)                                 In the event of any Liquidation or Redemption Event, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of Preferred Shares shall be entitled to receive for each Preferred Share then held an amount equal to the greater of (i) (A) (I) the Stated Liquidation Preference Amount in cash per Preferred Share plus (II) any dividends (whether or not earned or declared) accrued and unpaid thereon from the last Dividend Payment Date to the date of the final distribution to such holder plus (B) solely in connection with an event that is a Liquidation as specified in clause (A) or clause (D) of the definition thereof or a Redemption Event, a premium equal to 20.2% of the amount described in clause (i)(A) of this sentence at such time (the “Premium”) or (ii) an amount or consideration per Preferred Share equal to the amount or consideration which would have been payable or distributable had each Preferred Share been converted into Common Shares immediately prior to such Liquidation. The foregoing amounts shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Preferred Shares. Until the holders of the Preferred Shares have been paid for each Preferred Share then held the amount specified in this Section 4(a) in full, no payment will be made to any holder of Junior Shares upon Liquidation. If, upon any such Liquidation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Preferred Shares for each Preferred Share then held shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of such Preferred Shares and such other Parity Shares ratably in accordance with the amounts that would be payable on such Preferred Shares and such other Parity Shares if all amounts payable thereon were paid in full.

(b)                                 Notice of any Liquidation or Redemption Event shall be given by mail, postage prepaid, not less than fifteen (15) days prior to the distribution or payment date stated therein, to each holder of record of Preferred Shares appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein. Such notice shall state a distribution or payment date, the amount to be paid pursuant to Section 4(a) and the place where such amount shall be distributable or payable.

(c)                                  After the payment in cash and/or property to the holders of Preferred Shares of the full amount specified in Section 4(a) with respect to outstanding Preferred Shares, the holders of outstanding Preferred Shares shall have no right or claim, based on their ownership of Preferred Shares, to any of the remaining assets of the Corporation. Subject to the rights of the holders of any Parity Shares, upon any Liquidation of the Corporation, after payment shall have been made in full to the holders of Preferred Shares and any Parity Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred Shares and any Parity Shares as such shall not be entitled to share therein.

(d)                                 Notwithstanding anything to the contrary herein, in the event that a Redemption Event is the occurrence of a Material Breach, such Redemption Event shall constitute a Redemption Event solely with respect to the holder(s) of Preferred Shares to which the Materially Breached obligations of the Corporation under the Exchange Agreement were owed for purposes of determining the amount such holder(s) of Preferred Shares shall be entitled to receive pursuant to Section 4(a) before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares.

(e)                                  In the event that the Redemption Event giving rise to the determination of the amount which holders of Preferred Shares shall be entitled to receive pursuant to Section 4(a) is a failure of the Corporation to make any payment of principal, interest, or other amount due and payable of any Indebtedness of the Corporation or its Subsidiaries after giving effect to any applicable cure period, such Redemption Event shall be deemed never to have occurred if, subsequent to the expiration of the cure period, (i) such failure to make payment is cured in full, (ii) all other obligations to pay principal, interest or other amounts due and payable of any Indebtedness of the Corporation and its Subsidiaries have been paid at such time and (iii) no Bankruptcy Event has occurred.

5.                                      Redemption.

(a)                                 The Preferred Shares shall not be redeemable except (i) upon a Bankruptcy Event, (ii) upon the occurrence of a Material Breach and (iii) upon the Corporation’s failure to make any payment of principal, interest, or other amount due and payable of any Indebtedness of the Corporation or its Subsidiaries after giving effect to any applicable cure period (each of the events described in clauses (i) through (iii) whether or not the Preferred Shares are redeemed, a “Redemption Event”). Subject to Section 5(d) below, in the event of a Redemption Event, the holders of Preferred Shares shall, in their sole discretion, be entitled to receive an amount equal to the Stated Liquidation Preference Amount plus any dividends (whether or not earned or declared) accrued and unpaid thereon from the last Dividend Payment Date to, but excluding, the date of such redemption plus the Premium (the “Redemption Price”). The foregoing amounts shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Preferred Shares. Notice of any Redemption Event shall be given by the Corporation by mail, postage prepaid, and in a press release provided to the major wire services, not later than the first Business Day after the Corporation acquires knowledge of such event or circumstance, to each holder of record of Preferred Shares appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein (a “Redemption Event Notice”), which notice shall state that (1) all Preferred Shares tendered prior to the deadline specified in clause (3) below will be accepted for payment on the Redemption Date; (2) the Redemption Price and the date of redemption, which shall be no sooner than 30 days and no later than 90 days from the date such notice is mailed (the “Redemption Date”); and (3) any holder of Preferred Shares electing to have any Preferred Shares redeemed pursuant to Section 5(a) shall be required to surrender its Preferred Shares, with a notice entitled “Option of Holder to Elect Redemption” in the form attached as Annex A to this Certificate of Designations (the “Redemption Notice”), to the Corporation prior to the close of business on the fifth Business Day preceding the Redemption Date.  If the Corporation fails to provide a Redemption Event Notice within the time period specified in this Section 5(a), then any holder of Preferred Shares may deliver such notice to the Corporation and the other holders of Preferred Shares, in which event the Redemption Date shall occur on the 45th day after the date of such notice and any holder of Preferred Shares electing to have any Preferred Shares redeemed pursuant to Section 5(a) shall be required to surrender the Preferred Shares, with a Redemption Notice, to the Corporation prior to the close of business on the fifth Business Day preceding such Redemption Date.

(b)                                 In order to exercise the foregoing redemption right, a holder of Preferred Shares shall send a completed Redemption Notice to the Corporation stating the number of Preferred Shares such holder wishes to cause to be redeemed and the address to which payment of the Redemption Price shall be delivered. The holder of Preferred Shares shall include with the Redemption Notice the certificate or certificates representing the Preferred Shares to be redeemed duly endorsed or assigned to the Corporation or in blank. The Corporation shall pay the Redemption Price to such holder on the Redemption Date. If fewer than all the Preferred Shares represented by a certificate delivered to the Corporation pursuant to this Section 5(b) are to be redeemed pursuant to a Redemption Notice, upon such partial redemption the Corporation shall (or shall cause a transfer agent for the Preferred Shares to) also issue and deliver to the holder of Preferred Shares a new certificate representing the Preferred Shares not so redeemed.  Unless the Corporation defaults in the payment of the Redemption Price therefor, all Preferred Shares accepted for redemption pursuant to Section 5(a) shall cease to accumulate dividends after the Redemption Date.

(c)                                  Until the holders of the Preferred Shares who have delivered a Redemption Notice have been paid the amount specified in Section 5(a) in full, no payment will be made to any holder of Parity Shares or Junior Shares.

(d)                                 Notwithstanding anything to the contrary herein, in the event that the Redemption Event giving rise to the foregoing redemption right under Section 5(a) is the occurrence of a Material Breach, such redemption right may be exercised solely by the holder(s) of Preferred Shares to which the Materially Breached obligations of the Corporation under the Exchange Agreement were owed.

(e)                                  In the event that the Redemption Event giving rise to the foregoing redemption right under Section 5(a) is a failure of the Corporation to make any payment of principal, interest, or other amount due and payable of any Indebtedness of the Corporation or its Subsidiaries after giving effect to any applicable cure period, such Redemption Event shall be deemed never to have occurred and any Redemption Notice delivered by a holder of Preferred Shares in respect thereof shall be deemed automatically rescinded if, subsequent to the expiration of the cure period, (i) such failure to make payment is cured in full, (ii) all other obligations to pay principal, interest or other amounts due and payable of any Indebtedness of the Corporation and its Subsidiaries have been paid at such time and (iii) no Bankruptcy Event has occurred.

6.                                      Conversion.

(a)                                 Subject to the terms and conditions contained in this Section 6, the Preferred Shares shall be convertible as follows:

(i)                                     from and after the Issue Date, the holders of Preferred Shares shall have the right, at their option (the “Optional Conversion Right”), to convert some or all of their Preferred Shares as set forth in the Holder Conversion Election Notice (as defined below) into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate Stated Liquidation Preference Amount plus any dividends (whether or not earned or declared) accrued and unpaid thereon from the last Dividend Payment Date to, but excluding, the date of conversion of such specified Preferred Shares by the Conversion Price (each an “Optional Conversion”); and

(ii)                                  at any time following the date that is one (1) year following the Issue Date; provided, that (A) the VWAP of a Common Share for the period of 30 consecutive Trading Days beginning on the 31st Trading Day prior to the Corporation Conversion Election Date (the “Mandatory Conversion VWAP Period”) is in excess of $18.00 (as adjusted for Common Share Events and dividends paid on shares of the Corporation’s Capital Stock in Common Shares) and (B) the Corporation has an effective resale shelf registration statement permitting the resale of all of the Common Shares issuable upon conversion of the Preferred Shares, the Corporation shall have the right, at its option (the “Mandatory Conversion Right”), to convert all or any number of the outstanding Preferred Shares into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate Stated Liquidation Preference Amount plus any dividends (whether or not earned or declared) accrued and unpaid thereon from the last Dividend Payment Date to, but excluding, the date of conversion of such Preferred Shares by the Conversion Price (the “Mandatory Conversion”). Any such Mandatory Conversion with respect to less than all outstanding Preferred Shares, shall be applied pro rata to the holders of Preferred Shares based on the number of Preferred Shares held by each such holder.

(b)                                 Any Optional Conversion or the Mandatory Conversion shall be subject to the following terms and conditions, as applicable:

(i)                                     In order to exercise the Optional Conversion Right, the holder of Preferred Shares shall send a written notice to the Corporation (the “Holder Conversion Election Notice”)

stating that the holder thereof has elected to convert Preferred Shares. The Holder Conversion Election Notice shall also state the number of Preferred Shares such holder wishes to convert and the number of Common Shares to be issued by the Corporation to such holder pursuant to the Optional Conversion. The holder of Preferred Shares shall include with the Holder Conversion Election Notice the certificate or certificates representing the Preferred Shares to be converted duly endorsed or assigned to the Corporation or in blank. As promptly as practicable, but in no event later that five (5) Business Days, following receipt of a Holder Conversion Election Notice and the certificate or certificates representing the Preferred Shares to be converted, the Corporation shall (or shall cause a transfer agent for the Common Shares to) issue and shall deliver a certificate or certificates for the number of full Common Shares issuable upon such Optional Conversion, together with payment in lieu of any fraction of a share, as provided in Section 6(d), to such holder. If fewer than all the Preferred Shares represented by a certificate delivered to the Corporation pursuant to this Section 6(b)(i) are to be converted pursuant to a Holder Conversion Election Notice, upon such conversion the Corporation shall (or shall cause a transfer agent for the Preferred Shares to) also issue and deliver to the holder of Preferred Shares a new certificate representing the Preferred Shares not so converted.

(ii)                                  In order to exercise the Mandatory Conversion Right, the Corporation shall send a written notice to the holders of Preferred Shares (the “Corporation Conversion Election Notice”) that the Corporation has elected to exercise the Mandatory Conversion Right and convert such Preferred Shares (the date of such written notice, the “Corporation Conversion Election Date”) and which shall include the VWAP of the Common Shares for the Mandatory Conversion VWAP Period, and the number of Common Shares to be issued in the Mandatory Conversion. Following the receipt of the Corporation Conversion Election Notice, the applicable holder of Preferred Shares shall surrender to the Corporation the certificate or certificates representing the Preferred Shares so converted, duly endorsed or assigned to the Corporation or in blank. As promptly as practicable, but in no event later than five (5) Business Days, following receipt of the certificate or certificates representing the Preferred Shares converted in the Mandatory Conversion, the Corporation shall (or shall cause a transfer agent for the Common Shares to) issue and deliver, a certificate or certificates for the number of full shares of Common Shares issuable upon such Mandatory Conversion, together with payment in lieu of any fraction of a share, as provided in Section 6(d), to the holders entitled to receive the same. Notwithstanding anything in this Section 6(b)(ii) to the contrary, upon the close of business on the Corporation Conversion Election Date, the number Preferred Shares converted in the Mandatory Conversion shall automatically be deemed converted into Common Shares, which Common Shares shall be deemed to be outstanding of record, and all rights with respect to such Preferred Shares so converted, including any rights, if any, to receive dividends or notices and vote (other than as holders of Common Shares), will terminate, except for the right to receive the number of Common Shares into which such Preferred Shares have been converted.

(iii)                               Unless the Common Shares issuable on an Optional Conversion or Mandatory Conversion are to be issued in the same name as the name in which such Preferred Shares are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

(iv)                              Holders of Preferred Shares at the close of business on any Dividend Payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such Dividend Payment Record Date and prior to such Dividend Payment Date. A holder of Preferred Shares on a Dividend Payment Record Date whose Preferred Shares are converted into Common Shares on such Dividend Payment Date will receive the dividend payable by the Corporation on such Preferred Shares on such date. If fewer than all the Preferred Shares represented by a certificate delivered to the Corporation pursuant to this Section 6(b) are to be converted pursuant to a Holder Conversion Election Notice or Corporation Conversion Election Notice, as the case may be, upon such partial conversion the Corporation shall (or shall cause a transfer agent for the Preferred Shares to) also issue and deliver to the holder of Preferred Shares a new certificate representing the Preferred Shares not so converted.

(c)                                  Each Optional Conversion shall be deemed to have been effected immediately prior to the close of business on the date the Corporation receives the Holder Conversion Election Notice and related stock certificates (the date of such receipt by the Corporation, the “Holder Conversion Election Date”) and the Person or Persons in whose name or names any Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Shares represented thereby at such time on such date, and such conversion shall be on such date.

(d)                                 No fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of the Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a Preferred Share, the Corporation shall pay to the holder of such Preferred Share an amount in cash based upon the Current Market Price of a Common Share on the Trading Day immediately preceding the Holder Conversion Election Date or Corporation Conversion Election Date, as applicable. If more than one Preferred Share shall be converted at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Preferred Shares so converted.

(e)                                  The Conversion Price shall be adjusted from time to time as follows:

(i)                                     If, after the Issue Date, the Corporation (A) subdivides its outstanding Common Shares into a greater number of shares, (B) combines its outstanding Common Shares into a smaller number of shares or (C) issues any shares of Capital Stock by reclassification of its Common Shares (the events set forth in clauses (A), (B), and (C) above being hereinafter referred to as the “Common Share Events”), the Conversion Price shall be adjusted so that the holder of any Preferred Share thereafter converted shall be entitled to receive the number of Common Shares that such holder would have owned or have been entitled to receive after the happening of any Common Share Event had such Preferred Share been converted immediately prior to the effective date of such subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately upon the opening of business on the day next following the record date (subject to paragraph (f) below) in the case of a dividend or distribution and shall become effective immediately upon the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

(ii)                                  No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subparagraph (ii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 6 (other than this subparagraph (ii)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Shares. All calculations under this Section 6 shall be made to the nearest cent (with $.001 being rounded upward) or to the nearest one-tenth of a share, as the case may be.

(f)                                   If the Corporation becomes party to any transaction (including, without limitation, a merger, consolidation, self-tender offer for all or substantially all Common Shares outstanding or recapitalization of the Common Shares but excluding any Common Share Events (each of the foregoing being referred to herein as a “Transaction”)), in each case as a result of which Common Shares shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each Preferred Share that is not redeemed or converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Shares into which one Preferred Share was convertible immediately prior to such Transaction, assuming such holder of Common Shares (i) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an Affiliate of a Constituent Person and (ii) failed to exercise his or her rights of the election, if any, as to the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction (provided, that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each Common Share held immediately prior to such Transaction by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-Electing Share”), then for the purpose of this paragraph (f) the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (f), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Preferred Shares that will contain provisions enabling the holders of the Preferred Shares that remain outstanding after such Transaction to convert their Preferred Shares into the consideration received by holders of Common Shares at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph (f) shall similarly apply to successive Transactions.

(g)                                  If:

(i)                                     the Corporation pays a dividend (or makes any other distribution) on the Common Shares; or

(ii)                                  the Corporation grants to the holders of the Common Shares rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

(iii)                               there shall occur any reclassification of the Common Shares or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a self-tender offer by the Corporation for all or substantially all of its outstanding Common Shares, or the sale or transfer of all or substantially all of the consolidated assets of the Corporation as an entirety and for which approval of any stockholders of the Corporation is required; or

(iv)                              there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation,

then the Corporation shall cause to be prepared and delivered to the holders of the Preferred Shares at their addresses as shown on the stock records of the Corporation, as promptly as possible, but at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or grant of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distribution or grant of rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, self-tender offer, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, self-tender offer, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 6.

(h)                                 Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly prepare and deliver to the holders of the Preferred Shares a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and an officer’s certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. The Corporation shall mail such notice and such certificate to the holders of each Preferred Share at such holder’s last address as shown on the stock records of the Corporation.

(i)                                     In any case in which paragraph (e) of this Section 6 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any Preferred Share converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (d) of this Section 6.

(j)                                    If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 6, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

(k)                                 If the Corporation takes any action affecting the Common Shares, other than an action described in this Section 6, that would materially adversely affect the conversion rights of the holders of the Preferred Shares, the Conversion Price for the Preferred Shares shall be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its reasonable discretion, may determine to be equitable in the circumstances.

(l)                                     The Corporation will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares, for the purpose of effecting conversion of the Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding Preferred Shares not theretofore converted. For purposes of this paragraph (l), the number of Common Shares that shall be deliverable upon the conversion of all outstanding shares of Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

(m)                             The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Preferred Shares pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of any Common Shares or other securities or property in a name other than that of the holder of the Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

7.                                      Voting.

(a)                                 Except as otherwise set forth herein or in the Certificate of Incorporation or by law specifically provided, the holders of Preferred Shares shall be entitled to vote on any and all matters on which holders of the Common Stock are entitled to vote on an “as if” converted basis calculated in accordance with Section 6. As to matters upon which only holders of Preferred Shares are entitled to vote, the holder thereof shall be entitled to one (1) vote per Preferred Share.

(b)                                 So long as any Preferred Shares remain outstanding, in addition to any other vote or consent of stockholders required by law or the Certificate of Incorporation, the Corporation shall not, directly or indirectly (including through merger or consolidation with any other corporation) and shall not permit any of its Subsidiaries to, without the affirmative vote at a meeting or the written consent without a meeting of the holders of at least a majority of Preferred Shares then outstanding:

(i)                                     authorize or approve the issuance of any shares of, or of any security convertible into, or convertible or exchangeable for, or linked to, Preferred Shares, Senior Shares, or Parity Shares, or authorize or create, or increase the authorized number of, any class or series of Parity Shares, Preferred Shares or Senior Shares, or any security convertible into, or convertible or exchangeable for, or linked to, shares of any such class or series;

(ii)                                  authorize or approve the purchase or redemption of any Parity Shares or Junior Shares;

(iii)                               amend, alter or repeal any of the provisions of this Certificate of Designations, the Certificate of Incorporation or the Bylaws of the Corporation in a manner that would adversely affect the powers, designations, preferences and rights of the Preferred Shares; provided, however, that (a) any creation and issuance of Junior Shares shall not be deemed to adversely affect such powers, designations, preferences and rights; (b) any Liquidation shall not be deemed to adversely affect such powers, designations, preferences and rights and (c) the Company shall not be restricted from authorizing an amendment to the Certificate of Incorporation solely for the purpose of effecting a reverse stock split (and for no other purpose) other than a reverse stock split that would constitute, or would reasonably be expected to constitute, a transaction under rule 13E-3 of the Exchange Act;

(iv)                              after the Issue Date, contract, create, incur, assume or suffer to exist any Indebtedness or guarantee any such Indebtedness in an aggregate principal amount of more than $5.0 million at any time outstanding; or

(v)                                 agree to take any of the foregoing actions.

(c)                                  Notwithstanding anything to the contrary (A) no amendment or waiver (other than a waiver by a holder of Preferred Shares which does not affect the rights of the other holders of Preferred Shares) of any provision of this Certificate of Designations or the Corporation’s certificate of incorporation or bylaws shall, without the prior written consent of all holders of Preferred Shares who are known to the Corporation to hold, together with their Affiliates, more than five percent (5%) of all Preferred Shares then outstanding (i) reduce the Stated Liquidation Preference Amount, the Premium or the Annual Dividend Rate or any other amounts payable or that may become payable hereunder to holders of Preferred Shares, (ii) postpone the date fixed for any payment of any amount payable hereunder to holders of Preferred Shares or waive or excuse any such payment, (iii) modify or waive Section 6 or any portion thereof (or any definitions of terms used therein) in a manner that would adversely affect any holder of Preferred Shares, or (iv) change any of the provisions of this Section 7 or change any other provision of this Certificate of Designations specifying the number or percentage of holders of Preferred Shares which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, and (B) the Corporation shall not, directly or indirectly (including through merger or consolidation with any other corporation) and shall not permit any of its Subsidiaries to, without the prior written consent of all holders of Preferred Shares who are known to the Corporation to hold, together with their Affiliates, more than five percent (5%) of all Preferred Shares then outstanding, take any of the actions described in clause (i) or clause (iii) of Section 7(b) or agree to take any of such actions, in each case, in a manner that does not treat all holders of Preferred Shares similarly. Neither the Corporation nor any Subsidiary shall directly or indirectly pay or offer to pay any fee or other consideration of any nature to any holder of Preferred Shares in connection with any waiver, modification or amendment to this Certificate of Designations or the Corporation’s certificate of incorporation or bylaws unless the Corporation shall, by notice given by mail, postage prepaid, to each holder of record of Preferred Shares appearing on the stock books of the Corporation as of the date of such notice (or, if there is a record date for the applicable consent or agreement, as of such record date) at the address of said holder shown therein, advise each holder of Preferred Shares of any such consideration being paid or offered.

For the avoidance of doubt, the Corporation shall not be deemed to have knowledge that a holder of the Preferred Shares is an Affiliate of other holder(s) of the Preferred Shares unless it has been notified of such Affiliate status in writing by the relevant holder(s).

8.                                      Rank.

The Preferred Shares rank, with respect to rights to the payment of dividends and the distribution of assets in the event of any Liquidation, (i) senior to all Common Shares, and senior to all other equity securities of the Corporation other than equity securities referred to in clauses (ii) and (iii) of this sentence (“Junior Shares”); (ii) to the extent authorized under Section 7(b)(i), on a parity with all equity securities of the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares with respect to rights to the payment of dividends and the distribution of assets in the event of any Liquidation (“Parity Shares”); and (iii) to the extent authorized under Section 7(b)(i), junior to all equity securities of the Corporation the terms of which specifically provide that such equity securities rank senior to the Preferred Shares with respect to rights to the payment of dividends and the distribution of assets in the event of any Liquidation (“Senior Shares”). The term “equity securities” does not include convertible debt securities (the issuance of which, for the avoidance of doubt, shall be subject to Section 7(b)(iv)).

9.                                      Miscellaneous.

(a)                Any and all notices to the Corporation will be addressed to the Corporation’s Chief Executive Officer at the Corporation’s principal place of business on file with the Secretary of State of the State of Delaware. Any and all notices or other communications or deliveries to be provided by the Corporation to any holder hereunder will be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each holder at the facsimile telephone number or address of such holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder will be deemed given and effective on the earliest of (1) the date of transmission, if such notice or communication is delivered via facsimile prior to 5:30 p.m. Eastern time, (2) the date after the date of transmission, if such notice or communication is delivered via facsimile later than 5:30 p.m. but prior to 11:59 p.m. Eastern time on such date, (3) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (4) upon actual receipt by the party to whom such notice is required to be given, regardless of how sent.

(b)                Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Preferred Shares, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation will, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(c)                 The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and will not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, Kadmon Holdings, Inc. has caused this Certificate to be duly executed in its name and on its behalf by its President and Chief Executive Officer this 26th day of July 2016.

KADMON HOLDINGS, INC.

By:	/s/ Harlan W. Waksal
	Name:	Harlan W. Waksal, M.D.
	Title:	President and Chief Executive Officer

Annex A

Certificate of Designations of

5% Convertible Preferred Stock of

Kadmon Holdings, Inc.

FORM OF OPTION OF HOLDER TO ELECT REDEMPTION

If you want to have all of your Preferred Shares redeemed by the Corporation pursuant to Section 5(a) of the Certificate of Designations of the 5% Convertible Preferred Stock of Kadmon Holdings, Inc. (“Certificate of Designations”), check the box: ☐

If you want to have less than all of your Preferred Shares redeemed by the Corporation pursuant to Section 5(a) of the Certificate of Designations, state the number of shares that you elect to have redeemed:                                .

Date:

Signature:

(Sign exactly as your name appears on the stock certificate evidencing your Preferred Shares)

Name:

Signature Guarantee: